Exhibit 23.5

GREGG APPLIANCES, INC.

August 18, 2005

Strategic Marketing & Research Inc.

Attn: David Seiferth, Executive Vice President

12220 North Meridian Street

Ste. 100

Indianapolis, IN 46032

BY FAX: 317-574-7777

Re:	Consent to being named in registration statement

Ladies and Gentlemen:

This letter agreement (“Consent Letter”) is being delivered to you in connection with Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”), to be filed by Gregg Appliances, Inc. (the “Company”) with the Securities and Exchange Commission, which relates to the Company’s exchange offer for its 9% senior notes. The Company requests your consent to be named in the Registration Statement and each amendment or supplement thereto as the source for the factual information and projections included on Exhibit A hereto.

Please acknowledge your consent to the foregoing by signing this Consent Letter in the space provided below and faxing it to the attention of the undersigned at the Company (fax number:                                     ).

Very truly yours,

GREGG APPLIANCES, INC.

By:	/s/ Michael D. Stout
Name: Michael D. Stout
Title: Secretary

ACKNOWLEDGED AND CONSENTED:

STRATEGIC MARKETING RESEARCH INC.

By:	/s/ David M. Seiferth
Name: David M. Seiferth
Title: Partner Executive VP